News Release

Contact:

Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS 20 PERCENT INCREASE IN OPERATING EARNINGS PER
SHARE FOR FOURTH QUARTER 2002

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Before merger and restructuring-related items and cumulative effect of change in accounting principles*:
Operating earnings	$920.1	$906.2	$785.2	1.5	17.2	$3,537.7	$2,550.8	38.7
Earnings per common share (diluted)	0.48	0.47	0.40	2.1	20.0	1.84	1.32	39.4

Return on average common equity(%)	20.4	20.8	18.6			20.9	15.7
Return on average assets (%)	2.05	2.08	1.85			2.06	1.54
Efficiency ratio (%)	48.3	49.4	50.4			47.7	49.5

Net income	849.8	860.3	695.4	(1.2)	22.2	3,289.2	1,706.5	92.7
Earnings per common share (diluted)	0.44	0.45	0.36	(2.2)	22.2	1.71	0.88	94.3

Dividends declared per common share	0.195	0.195	0.1875	—	4.0	0.78	0.75	4.0
Book value per common share (period-end)	9.44	9.15	8.43	3.2	12.0
Net interest margin (%)	4.63	4.61	4.57			4.61	4.42

*	Merger and restructuring-related items, net of taxes, totaled $(70.3) million in 4Q02; $(45.9) million in 3Q02, $(89.8) million in 4Q01, $(211.3) in full year 2002, and $(844.3) in full year 2001; cumulative effect of change in accounting principles totaled $(37.2) million in 1Q02 and full year 2002.

MINNEAPOLIS, January 21, 2003 — U.S. Bancorp (NYSE: USB) today reported operating earnings of $920.1 million for the fourth quarter of 2002, compared with $785.2 million for the fourth quarter of 2001. Operating earnings of $.48 per diluted share in the fourth quarter of 2002 were higher than the same period of 2001 by $.08 (20.0 percent). Return on average common equity and return on average assets, excluding merger and restructuring-related items, were 20.4 percent and 2.05 percent, respectively, in the fourth quarter of 2002, compared with returns of 18.6 percent and 1.85 percent in the fourth quarter of 2001.

     Including after-tax merger and restructuring-related items of $(70.3) million in the fourth quarter of 2002 and $(89.8) million in the fourth quarter of 2001, the Company recorded net

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

income for the fourth quarter of 2002 of $849.8 million, or $.44 per diluted share, compared with $695.4 million, or $.36 per diluted share, for the same period of 2001.

     The Company’s operating results for the fourth quarter of 2002 improved over the same period of 2001, primarily due to strong growth in consumer banking and payment services revenue, offset somewhat by lower investment banking activity. The fourth quarter of 2002 results included $152.7 million of significant income items, which were offset by $161.0 million of noteworthy expense items and asset write-downs. Notable favorable items in the current quarter included gains on the sale of securities of $106.2 million, an increase of $84.2 million over the fourth quarter of 2001, and a $46.5 million gain on the sale of a co-branded credit card portfolio. Offsetting these favorable items were the recognition of $54.1 million of mortgage servicing rights (“MSR”) impairment, an increase of $26.8 million over the fourth quarter of 2001, a $50.0 million litigation charge, including investment banking regulatory matters at U.S. Bancorp Piper Jaffray, incremental personnel costs of $31.4 million for rationalizing the Company’s post-integration technology, operations, and support functions, and $25.5 million of leasing residual impairment.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “We began the year 2002 with three specific goals in mind. Our first goal was to successfully complete the systems integration of the “old ” U.S. Bancorp and Firstar Corporation. Our second goal was to reduce the overall risk profile of the Company and, finally, we were determined to improve customer service throughout our franchise. Despite the efforts needed to complete these three goals, we had one more objective, and that was to grow revenue faster than expense. I am extremely pleased to say that we have achieved all our objectives. The systems integration process was flawlessly completed during the year. Our credit quality, although still reflecting the current weakness in the economy, has stabilized and the improvements we have made in the risk profile of the loan portfolio and our credit processes will serve us well going forward. Finally, our employees have embraced the Five Star Service Guarantee and I am delighted with the improvement in customer service that we have seen during the past year. In addition, despite the challenging economy, our core revenue growth was 4.9 percent fourth quarter over fourth quarter, while our core operating expenses actually fell by 6.6 percent over that same period of time. Our net interest margin improved from 4.57 percent in the fourth quarter of 2001 to 4.63 percent in the current quarter, and we continue to grow higher value retail and commercial deposit accounts. Finally, I want to thank all of our employees for their dedication to seeing this Company through

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

the merger and integration process over the past two years, while they continued to focus on providing our Five Star Service Guarantee, enhanced relationships with our current customers and acquired new customers. Without their dedication and support, our Company would not be in the position we are today — a position that now allows us to take full advantage of the many opportunities that our markets, our products and our services, as well as a re-bounding economy, will present to us in 2003 and beyond. We are now in the position to capitalize on our growth potential.”

     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2002 grew by $312.7 million (10.4 percent) over the fourth quarter of 2001. This growth was primarily due to improvement in net interest income, gains on the sales of securities and a co-branded credit card portfolio, growth in consumer banking and payment services products revenue, mortgage banking activities, a reduction in equity investment losses relative to the fourth quarter of 2001, and acquisitions. Revenue growth was partially offset year-over-year by lower capital markets activities and leasing residual write-downs. Excluding the impact of acquisitions and gains on the sales of securities and loans, losses on equity investments and equipment residual write-downs, revenue growth was 4.9 percent relative to the fourth quarter of 2001.

     Total noninterest expense, before merger and restructuring-related items, increased from the fourth quarter of 2001 by $47.3 million (3.1 percent), primarily reflecting the impact of MSR impairment, core banking growth, litigation costs, post-integration realignment costs, and acquisitions. This expense growth year-over-year was partially offset by the impact of adopting new accounting standards related to business combinations and the amortization of intangibles and integration cost savings.

     Provision for credit losses for the fourth quarter of 2002 was $349.0 million, an increase of $83.2 million over the fourth quarter of 2001. This higher level of provision for credit losses reflected an increase in nonperforming assets and net charge-offs year-over-year. Net charge-offs in the fourth quarter of 2002 were $378.5 million, compared with the third quarter of 2002 net charge-offs of $329.0 million and fourth quarter of 2001 net charge-offs of $265.8 million. Net charge-offs in the fourth quarter of 2002 reflected continuing weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Net charge-offs also included a $36 million charge-off of a leveraged lease to a single U.S. airline entering bankruptcy during the quarter. This airline exposure was

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

considered in the Company’s provision in the third quarter of 2001 when the allowance for credit losses grew to reflect continuing weakness in the airline, transportation and manufacturing industries. Nonperforming assets increased slightly from $1,344.4 million at September 30, 2002, to $1,373.5 million at December 31, 2002, principally due to the continued weakness in the communications, cable, transportation, and manufacturing sectors, and the Company’s exposure to highly leveraged enterprise value financings. The ratio of allowance for credit losses to nonperforming loans was 196 percent at December 31, 2002, compared with 204 percent at September 30, 2002, and 245 percent at December 31, 2001.

     During the first quarter of 2002, the Company fully adopted new accounting standards with respect to accounting for business combinations (SFAS 141) and goodwill and other intangible assets (SFAS 142). Accordingly goodwill is no longer amortized as an expense and the Company reclassified certain intangibles and reassessed the impact of the standard on amortization methods and estimated lives of other intangibles. Additionally, the Company recognized an after-tax goodwill impairment charge of $37.2 million in the first quarter of 2002, primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. This charge was recognized as a “cumulative effect of change in accounting principles” in the income statement.

     On November 1, 2002, the Company completed the acquisition of 57 branches in California from Bay View Bank, a wholly-owned subsidiary of Bay View Capital Corporation (NYSE:BVC), in a cash transaction. The acquisition included approximately $3.3 billion in retail and small business deposits and $336 million in selected loans.

     On December 31, 2002, the Company completed the acquisition of the corporate trust business of State Street Bank and Trust Company. As a result of this transaction, U.S. Bank’s corporate trust division acquired approximately 20,000 new client issuances, 365,000 bondholders and $689 billion in assets under administration.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Net interest income	$1,775.0	$1,741.1	$1,674.2	1.9	6.0	$6,876.3	$6,423.0	7.1
Noninterest income*	1,546.1	1,558.3	1,334.2	(0.8)	15.9	5,868.6	5,338.9	9.9

Total net revenue	3,321.1	3,299.4	3,008.4	0.7	10.4	12,744.9	11,761.9	8.4
Noninterest expense*	1,551.2	1,569.9	1,503.9	(1.2)	3.1	5,932.5	5,658.8	4.8

Operating income before merger and restructuring- related items and cumulative effect of change in accounting principles	1,769.9	1,729.5	1,504.5	2.3	17.6	6,812.4	6,103.1	11.6
Provision for credit losses*	349.0	330.0	265.8	5.8	31.3	1,349.0	2,146.6	(37.2)

Income before taxes, merger and restructuring-related items and cumulative effect of change in accounting principles	1,420.9	1,399.5	1,238.7	1.5	14.7	5,463.4	3,956.5	38.1
Taxable-equivalent adjustment	9.2	9.3	9.9	(1.1)	(7.1)	36.6	55.9	(34.5)
Income taxes*	491.6	484.0	443.6	1.6	10.8	1,889.1	1,349.8	40.0

Income before merger and restructuring-related items and cumulative effect of change in accounting principles	920.1	906.2	785.2	1.5	17.2	3,537.7	2,550.8	38.7
Merger and restructuring-related items (after-tax)	(70.3)	(45.9)	(89.8)	nm	nm	(211.3)	(844.3)	nm
Cumulative effect of change in accounting principles (after-tax)	—	—	—	nm	nm	(37.2)	—	nm

Net income	$849.8	$860.3	$695.4	(1.2)	22.2	$3,289.2	$1,706.5	92.7

Per diluted common share:
Earnings, before merger and restructuring- related items and cumulative effect of change in accounting principles	$0.48	$0.47	$0.40	2.1	20.0	$1.84	$1.32	39.4

Net income	$0.44	$0.45	$0.36	(2.2)	22.2	$1.71	$0.88	94.3

*	Before effect of merger and restructuring-related items and cumulative effect of change in accounting principles

Net Interest Income

     Fourth quarter net interest income on a taxable-equivalent basis was $1,775.0 million, compared with $1,674.2 million recorded in the fourth quarter of 2001. Average earning assets for the period increased over the fourth quarter of 2001 by $6.9 billion (4.7 percent), primarily driven by increases in the investment portfolio, loans held for sale and retail loan growth, partially offset

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

by a decline in commercial and commercial real estate loans. The net interest margin in the fourth quarter of 2002 was 4.63 percent, compared with 4.61 percent in the third quarter of 2002 and 4.57 percent in the fourth quarter of 2001. The improvement in the net interest margin in the fourth quarter of 2002 over the fourth quarter of 2001 reflected higher net free funds, the funding benefits of the declining interest rate environment, a more favorable funding mix and improving spreads due to product repricing dynamics, and a shift in mix toward retail loans, partially offset by lower yields on the investment portfolio. The improvement in the net interest margin in the fourth quarter of 2002 over the third quarter of 2002 reflected higher net free funds and the impact of the acquisition of the branches of Bay View Bank. Net interest income on a taxable-equivalent basis in the fourth quarter of 2002 was higher than the third quarter of 2002, primarily due to a $2.2 billion increase in average earning assets, driven by loans held for sale and growth in both residential mortgages and retail loans.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Components of net interest income
Income on earning assets	$2,404.7	$2,429.3	$2,518.7	$(24.6)	$(114.0)	$9,590.3	$11,097.8	$(1,507.5)
Expenses on interest-bearing liabilities	629.7	688.2	844.5	(58.5)	(214.8)	2,714.0	4,674.8	(1,960.8)

Net interest income	$1,775.0	$1,741.1	$1,674.2	$33.9	$100.8	$6,876.3	$6,423.0	$453.3

Average yields and rates paid
Earning assets yield	6.27%	6.43%	6.88%	(0.16)%	(0.61)%	6.43%	7.64%	(1.21)%
Rate paid on interest-bearing liabilities	2.05	2.26	2.82	(0.21)	(0.77)	2.26	3.92	(1.66)

Gross interest margin	4.22%	4.17%	4.06%	0.05%	0.16%	4.17%	3.72%	0.45%

Net interest margin	4.63%	4.61%	4.57%	0.02%	0.06%	4.61%	4.42%	0.19%

Average balances
Investment securities	$30,399	$30,219	$25,487	$180	$4,912	$28,829	$21,916	$6,913
Loans	115,407	114,664	114,148	743	1,259	114,456	118,177	(3,721)
Earning assets	152,556	150,336	145,650	2,220	6,906	149,143	145,165	3,978
Interest-bearing liabilities	121,851	120,758	118,689	1,093	3,162	120,221	119,390	831
Net free funds*	30,705	29,578	26,961	1,127	3,744	28,922	25,775	3,147

*	Represents noninterest-bearing deposits, allowance for credit losses, non-earning assets, other liabilities and equity

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Commercial	$36,882	$37,673	$40,774	(2.1)	(9.5)	$38,247	$44,220	(13.5)
Lease financing	5,413	5,543	5,848	(2.3)	(7.4)	5,573	5,852	(4.8)

Total commercial	42,295	43,216	46,622	(2.1)	(9.3)	43,820	50,072	(12.5)

Commercial mortgages	20,056	19,312	18,805	3.9	6.7	19,212	19,004	1.1
Construction and development	6,587	6,506	6,663	1.2	(1.1)	6,511	7,077	(8.0)

Total commercial real estate	26,643	25,818	25,468	3.2	4.6	25,723	26,081	(1.4)

Residential mortgages	8,966	8,513	7,918	5.3	13.2	8,412	8,576	(1.9)

Credit card	5,662	5,604	5,607	1.0	1.0	5,633	5,645	(0.2)
Retail leasing	5,626	5,543	4,821	1.5	16.7	5,389	4,553	18.4
Home equity and second mortgages	13,651	13,605	12,053	0.3	13.3	13,233	11,727	12.8
Other retail	12,564	12,365	11,659	1.6	7.8	12,246	11,523	6.3

Total retail	37,503	37,117	34,140	1.0	9.9	36,501	33,448	9.1

Total loans	$115,407	$114,664	$114,148	0.6	1.1	$114,456	$118,177	(3.1)

     Average loans for the fourth quarter of 2002 were $1.3 billion (1.1 percent) higher than the fourth quarter of 2001. Strong growth in average retail loans of $3.4 billion (9.9 percent) and residential mortgages of $1.0 billion (13.2 percent) in the fourth quarter of 2002 over the fourth quarter of 2001 was partially offset by an overall decline in commercial and commercial real estate loans of $3.2 billion (4.4 percent) over the same period. Included in the change in the average of both commercial and commercial real estate loans outstanding in the fourth quarter of 2002 from the fourth quarter of 2001 was a reclassification of approximately $1.2 billion of commercial loans to other loan categories, including the commercial real estate category ($496 million) and residential mortgages ($654 million), in connection with conforming loan classifications at the time of system conversions during the third quarter of 2002. Prior quarters were not restated, as it was impractical to determine the extent of reclassification for all periods presented. Average loans for the fourth quarter of 2002 were higher than the third quarter of 2002 by $743 million (.6 percent), reflecting growth in retail loans and residential mortgages, partially offset by a decline in total commercial and commercial real estate loans. The impact of loan reclassifications relative to the third quarter was not significant.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

     Average investment securities for the fourth quarter of 2002 were $4.9 billion (19.3 percent) higher than the fourth quarter of 2001, reflecting reinvestment of proceeds from loan sales, declines in commercial and commercial real estate loan balances and deposits assumed in connection with the Bay View branch acquisition. Investment securities at December 31, 2002, were $1.9 billion higher than at December 31, 2001, but essentially equal to the balance at September 30, 2002. During the fourth quarter of 2002, the Company sold $3.0 billion of fixed-rate securities. A portion of the fixed-rate securities sold were replaced with floating-rate securities in conjunction with the Company’s interest rate risk management strategies.

AVERAGE DEPOSITS							Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Noninterest-bearing deposits	$31,220	$28,838	$27,189	8.3	14.8	$28,715	$25,109	14.4
Interest-bearing deposits
Interest checking	16,505	15,534	14,428	6.3	14.4	15,631	13,962	12.0
Money market accounts	27,238	24,512	25,279	11.1	7.7	25,237	24,932	1.2
Savings accounts	5,011	4,969	4,666	0.8	7.4	4,928	4,571	7.8

Savings products	48,754	45,015	44,373	8.3	9.9	45,796	43,465	5.4
Time certificates of deposit less than $100,000	18,334	18,710	21,455	(2.0)	(14.5)	19,283	23,328	(17.3)
Time deposits greater than $100,000	12,709	12,349	9,840	2.9	29.2	11,330	13,054	(13.2)

Total interest-bearing deposits	79,797	76,074	75,668	4.9	5.5	76,409	79,847	(4.3)

Total deposits	$111,017	$104,912	$102,857	5.8	7.9	$105,124	$104,956	0.2

     Average noninterest-bearing deposits in the fourth quarter of 2002 were higher than the fourth quarter of 2001 by $4.0 billion (14.8 percent), primarily due to higher business and government banking demand deposit balances year-over-year. Average interest-bearing deposits increased by $4.1 billion (5.5 percent) over the fourth quarter of 2001. Approximately $2.1 billion of the increase in average interest-bearing deposits was due to acquisitions. The remaining $2.0 billion of growth was driven by increases in core banking savings products balances. A decrease in time certificates of deposit less than $100,000 of 14.5 percent was essentially offset by an increase in time deposits greater than $100,000.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

     Total deposits in the fourth quarter of 2002 were $6.1 billion (5.8 percent) higher on average than the third quarter of 2002. $2.2 billion of the linked quarter growth was due to acquisitions, while the remaining increase of $3.9 billion (3.7 percent), principally in non-interest bearing deposits and savings products, was attributable to growth in both the Wholesale Banking and Consumer Banking business lines.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Credit and debit card revenue	$143.7	$132.8	$121.3	8.2	18.5	$517.0	$465.9	11.0
Corporate payment products revenue	80.4	87.6	68.4	(8.2)	17.5	325.7	297.7	9.4
ATM processing services	35.8	36.7	33.2	(2.5)	7.8	136.9	130.6	4.8
Merchant processing services	142.0	147.3	139.2	(3.6)	2.0	567.3	308.9	83.7
Trust and investment management fees	214.7	225.2	215.2	(4.7)	(0.2)	899.1	894.4	0.5
Deposit service charges	192.3	192.7	171.6	(0.2)	12.1	714.0	667.3	7.0
Cash management fees	102.6	105.8	95.9	(3.0)	7.0	416.9	347.3	20.0
Commercial products revenue	108.3	125.0	133.1	(13.4)	(18.6)	479.2	437.4	9.6
Mortgage banking revenue	88.4	111.8	68.5	(20.9)	29.1	330.2	234.0	41.1
Trading account profits and commissions	54.5	52.6	50.3	3.6	8.3	206.5	221.6	(6.8)
Investment products fees and commissions	105.4	105.0	112.2	0.4	(6.1)	428.9	460.1	(6.8)
Investment banking revenue	48.0	35.7	70.0	34.5	(31.4)	207.4	258.2	(19.7)
Securities gains, net	106.2	119.0	22.0	(10.8)	nm	299.9	329.1	(8.9)
Other	123.8	81.1	33.3	52.7	nm	339.6	286.4	18.6

Subtotal	1,546.1	1,558.3	1,334.2	(0.8)	15.9	5,868.6	5,338.9	9.9
Merger and restructuring-related gains	—	—	—			—	62.2

Total noninterest income	$1,546.1	$1,558.3	$1,334.2			$5,868.6	$5,401.1

Noninterest Income

     Fourth quarter noninterest income was $1,546.1 million, an increase of $211.9 million (15.9 percent) over the same quarter of 2001, but a $12.2 million (.8 percent) decrease from the third quarter of 2002. The growth in noninterest income over the fourth quarter of 2001 was driven by net securities gains, growth in core banking product revenues of $60.8 million (4.6 percent), a $46.5 million gain on the sale of a co-branded credit card portfolio, a reduction in equity investment losses of $29.0 million relative to fourth quarter of 2001, and acquisitions, including

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

The Leader Mortgage Company, LLC (“Leader”) and the branches of Bay View Bank, which contributed approximately $18.3 million of the favorable variance. Credit and debit card revenue, corporate payment products revenue and ATM processing services revenue in the Payment Services line of business were higher in the fourth quarter of 2002 than the fourth quarter of 2001 by $37.0 (16.6 percent), primarily reflecting growth in sales and card usage. Merchant processing services grew by $2.8 million year-over-year, primarily due to higher charge volume, offset by slightly lower processing rates. Deposit service charges increased by $20.7 million (12.1 percent) over the fourth quarter of 2001, primarily due to fee enhancements and new accounts within the Consumer Banking line of business. Cash management fees revenue grew by $6.7 million (7.0 percent) in the fourth quarter of 2002 over the same period of 2001, with the majority of the variance attributed to the Wholesale Banking line of business. The increase in cash management fees over the fourth quarter of 2001 was driven by growth in core business, product enhancements and lower earning credit rates to customers. Mortgage banking revenue in the Consumer Banking line of business increased in the fourth quarter of 2002 compared with the fourth quarter of 2001, primarily due to the acquisition of Leader earlier in 2002. Mortgage originations and sales and loan servicing revenue continued to be strong through the fourth quarter of 2002. Offsetting these favorable variances was a decline in capital markets-related revenue of $24.6 million (10.6 percent) principally in the Capital Markets line of business, reflecting softness in the equity capital markets. Somewhat offsetting the reduction in investment products fees and commissions within the Capital Markets group, was an increase in investment products fees and commissions of $4.1 million year-over-year within the Consumer Banking line of business, reflecting the expansion of investment product sales programs throughout the branch network. Other fee income was higher in the fourth quarter of 2002 over the same quarter of 2001 by $90.5 million, primarily due to a $46.5 million gain on the sale of a co-branded credit card portfolio in the fourth quarter of 2002 and lower equity investment losses relative to the fourth quarter of 2001.

     Noninterest income decreased in the fourth quarter of 2002 by $12.2 million (.8 percent) from the third quarter of 2002, primarily due to reductions in mortgage banking revenue, commercial products revenue, gains of the sale of securities, and trust and investment management fees. The reduction in mortgage banking revenue in the fourth quarter of 2002 from the third quarter of 2002 was primarily due to gains on the sale of mortgage loans recorded in the third quarter of 2002. Offsetting the decline in mortgage banking fees from the third quarter of 2002, however, was an

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

increase in net interest income, as mortgage loan production volume increased by $3.0 billion and the average balance of loans held for sale grew by $1.5 billion. Commercial products revenue declined on a linked quarter basis due to a $16.0 million lease residual write-down. Offsetting these negative variances was an increase in capital markets activity and incremental gains of $25.6 million from credit card portfolio sales.

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent
	2002	2002	2001	3Q02	4Q01	2002	2001	Change

Salaries	$607.3	$606.0	$605.8	0.2	0.2	$2,409.2	$2,347.1	2.6
Employee benefits	86.4	93.8	82.0	(7.9)	5.4	367.7	366.2	0.4
Net occupancy	104.2	103.2	103.9	1.0	0.3	409.3	417.9	(2.1)
Furniture and equipment	76.4	75.7	78.8	0.9	(3.0)	306.0	305.5	0.2
Capitalized software	35.2	36.8	38.9	(4.3)	(9.5)	148.1	136.1	8.8
Communication	47.4	46.6	43.0	1.7	10.2	183.8	181.4	1.3
Postage	43.1	44.3	44.4	(2.7)	(2.9)	178.4	179.8	(0.8)
Goodwill	—	—	62.4	nm	nm	—	251.1	nm
Other intangible assets	156.7	211.4	93.0	(25.9)	68.5	553.0	278.4	98.6
Other	394.5	352.1	351.7	12.0	12.2	1,377.0	1,195.3	15.2

Subtotal	1,551.2	1,569.9	1,503.9	(1.2)	3.1	5,932.5	5,658.8	4.8

Merger and restructuring-related charges	107.9	70.4	140.6			324.1	946.4

Total noninterest expense	$1,659.1	$1,640.3	$1,644.5			$6,256.6	$6,605.2

Noninterest Expense

     Fourth quarter noninterest expense, before merger and restructuring-related charges, totaled $1,551.2 million, an increase of $47.3 million (3.1 percent) over the fourth quarter of 2001. The increase in expense year-over-year was primarily due to a $50.0 million litigation charge, including a $25.0 million settlement for investment banking regulatory matters at U.S. Bancorp Piper Jaffray and a $7.5 million liability for funding independent analyst research for its customers, an increase in MSR impairment of $26.8 million, the impact of recent acquisitions, including Leader and the branches of Bay View Bank, which accounted for approximately $35.5 million of the increase, and a $31.4 million charge for the realignment of the Company’s businesses post-integration.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

Offsetting these increases in expense were the impact of adopting new accounting standards related to business combinations and the amortization of intangibles ($62.4 million), lower capital markets-related expense and lower core banking expenses, primarily the result of integration cost savings.

     Noninterest expense in the fourth quarter of 2002, before merger and restructuring-related charges, was lower than the third quarter of 2002 by $18.7 million (1.2 percent). The favorable variance was primarily due to a decrease in MSR impairment of $63.6 million from the third quarter of 2002, in addition to continued cost savings from the Company’s integration activity. Partially offsetting these favorable variances were the $50.0 million litigation costs and the $31.4 million charge for the realignment of the Company’s businesses post-integration.

SIGNIFICANT ITEMS — MERGER AND RESTRUCTURING							Table 8

($ in millions)		Timing
	Actual/
	Current	Actual	Actual	Actual	Actual	Actual	Actual
Summary of Charges	Estimate	2001	2002	1Q02	2Q02	3Q02	4Q02

Firstar/U.S. Bancorp
Severance and employee-related	$272.3	$268.2	$4.1	$(6.7)	$2.2	$1.0	$7.6
Systems conversions and integration	405.1	208.1	197.0	57.6	64.9	33.0	41.5
Asset write-downs and lease terminations	234.4	130.4	104.0	14.8	17.4	32.9	38.9
Charitable foundation	76.0	76.0	—	—	—	—	—
Balance sheet restructurings	418.8	457.6	(38.8)	(3.8)	(24.9)	(10.1)	—
Branch sale gain	(62.2)	(62.2)	—	—	—	—	—
Branch consolidations	20.0	20.0	—	—	—	—	—
Other merger-related items	73.9	69.1	4.8	2.5	0.9	1.4	—

Total Firstar/U.S. Bancorp	1,438.3	1,167.2	271.1	64.4	60.5	58.2	88.0

NOVA	73.4	1.6	34.9	5.4	8.6	7.7	13.2
Other acquisitions, net*	53.4	4.8	18.1	4.4	2.5	4.5	6.7

Total on-going merger and restructuring	1,565.1	1,173.6	324.1	74.2	71.6	70.4	107.9

Completed acquisitions and restructurings	92.8	92.8	—	—	—	—	—

Total merger and restructuring	$1,657.9	$1,266.4	$324.1	$74.2	$71.6	$70.4	$107.9

*	includes estimated amounts for recently announced acquisitions

     Earnings in the fourth quarter of 2002 included pre-tax net merger and restructuring-related items of $107.9 million. Total merger and restructuring-related items in the fourth quarter of 2002 included $88.0 million of net expense associated with the Firstar/U.S. Bancorp merger. These merger and restructuring-related items were related to systems conversions, business

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

integration, asset write-downs taken at the completion of conversions, lease termination costs and adjustments to accounting estimates of severance and employee-related liabilities. No additional merger and restructuring-related items associated with the Firstar/U.S. Bancorp are expected going forward.

     In addition to the Firstar/U.S. Bancorp merger integration, the Company recorded $19.9 million of expense in the fourth quarter of 2002 for NOVA and other smaller acquisitions, including Bay View Bank and the corporate trust business of State Street Bank and Trust Company. The Company anticipates approximately $70 million of charges in 2003 in connection with NOVA and these smaller acquisitions.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

ALLOWANCE FOR CREDIT LOSSES					Table 9

($ in millions)	4Q	3Q	2Q	1Q	4Q
	2002	2002	2002	2002	2001

Balance, beginning of period	$2,460.5	$2,466.4	$2,461.5	$2,457.3	$2,458.0

Net charge-offs
Commercial	136.7	124.0	110.6	120.5	65.4
Lease financing	58.2	23.4	35.2	32.1	7.1

Total commercial	194.9	147.4	145.8	152.6	72.5
Commercial mortgages	13.5	3.5	6.0	8.8	5.2
Construction and development	(0.9)	6.0	0.4	1.9	5.1

Total commercial real estate	12.6	9.5	6.4	10.7	10.3

Residential mortgages	6.6	5.9	3.9	2.7	2.5

Credit card	69.1	70.8	73.4	67.0	72.9
Retail leasing	10.7	9.4	8.3	10.5	9.4
Home equity and second mortgages	24.4	21.5	25.3	26.1	35.0
Other retail	60.2	64.5	67.4	65.4	63.2

Total retail	164.4	166.2	174.4	169.0	180.5
Total net charge-offs	378.5	329.0	330.5	335.0	265.8

Provision for credit losses	349.0	330.0	335.0	335.0	265.8
Acquisitions and other changes	(9.0)	(6.9)	0.4	4.2	(0.7)

Balance, end of period	$2,422.0	$2,460.5	$2,466.4	$2,461.5	$2,457.3

Net charge-offs to average loans (%)	1.30	1.14	1.16	1.19	0.92

Allowance as a percentage of:
Period-end loans	2.08	2.12	2.15	2.15	2.15
Nonperforming loans	196	204	241	250	245
Nonperforming assets	176	183	215	222	219

Credit Quality

     The allowance for credit losses was $2,422.0 million at December 31, 2002, compared with the allowance for credit losses of $2,460.5 million at September 30, 2002. The ratio of allowance for credit losses to nonperforming loans was 196 percent at December 31, 2002, compared with 204 percent at September 30, 2002. The ratio of allowance for credit losses to period-end loans was 2.08 percent at December 31, 2002, compared with 2.12 percent at September 30, 2002.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

Total net charge-offs in the fourth quarter of 2002 were $378.5 million, compared with the third quarter of 2002 net charge-offs of $329.0 million and the fourth quarter of 2001 net charge-offs of $265.8 million.

     Commercial and commercial real estate loan net charge-offs were $207.5 million for the fourth quarter of 2002, or 1.19 percent of average loans outstanding, compared with $156.9 million, or .90 percent of average loans outstanding, in the third quarter of 2002 and $82.8 million, or .46 percent of average loans outstanding, in the fourth quarter of 2001. Included in the fourth quarter of 2002 total commercial loan net charge-offs was a $36 million charge-off of a leveraged lease to a single U.S. airline entering bankruptcy during the quarter. The airline exposure was considered in the Company’s provision during the third quarter of 2001 when the allowance for credit losses grew to reflect continuing weakness in the airline, transportation, and manufacturing industries.

     Retail loan net charge-offs of $164.4 million in the fourth quarter of 2002 were lower than the third quarter of 2002 by $1.8 million (1.1 percent) and $16.1 million (8.9 percent) lower than the fourth quarter of 2001. Retail loan net charge-offs as a percent of average loans outstanding were 1.74 percent in the fourth quarter of 2002, compared with 1.78 percent and 2.10 percent in the third quarter of 2002 and fourth quarter of 2001, respectively. The improvement in retail loan net charges-offs principally reflects improvement in ongoing collection efforts as a result of the successful completion of the integration process.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

CREDIT RATIOS					Table 10

	4Q	3Q	2Q	1Q	4Q
	2002	2002	2002	2002	2001

Net charge-offs ratios*
Commercial	1.47	1.31	1.14	1.23	0.64
Lease financing	4.27	1.67	2.52	2.27	0.48
Total commercial	1.83	1.35	1.32	1.36	0.62

Commercial mortgages	0.27	0.07	0.13	0.19	0.11
Construction and development	(0.05)	0.37	0.02	0.12	0.30
Total commercial real estate	0.19	0.15	0.10	0.17	0.16

Residential mortgages	0.29	0.27	0.19	0.14	0.13

Credit card	4.84	5.01	5.23	4.82	5.16
Retail leasing	0.75	0.67	0.62	0.84	0.77
Home equity and second mortgages	0.71	0.63	0.77	0.85	1.15
Other retail	1.90	2.07	2.24	2.21	2.15
Total retail	1.74	1.78	1.93	1.95	2.10

Total net charge-offs	1.30	1.14	1.16	1.19	0.92

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.14	0.15	0.10	0.12	0.18
Commercial real estate	0.04	0.04	0.15	0.09	0.02
Residential mortgages	0.90	0.93	0.87	0.84	0.78
Retail	0.72	0.63	0.64	0.80	0.90
Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	2.35	2.24	1.79	1.70	1.71
Commercial real estate	0.90	0.82	0.85	0.70	0.68
Residential mortgages	1.44	1.62	1.64	1.65	1.79
Retail	0.79	0.70	0.74	0.89	1.03

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The level of net charge-offs in the fourth quarter of 2002 reflected current economic conditions and continued weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Assuming no further deterioration in the economy, net charge-offs in the first quarter of 2003 should approximate the level in the fourth quarter of 2002, excluding the impact of the airline-related leverage lease write-down, and remain fairly stable through the remainder of the year.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

ASSET QUALITY					Table 11

($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2002	2002	2002	2002	2001

Nonperforming loans
Commercial	$760.4	$745.2	$549.9	$529.9	$526.6
Lease financing	166.7	170.6	202.0	203.2	180.8

Total commercial	927.1	915.8	751.9	733.1	707.4
Commercial mortgages	174.6	157.6	133.6	121.4	131.3
Construction and development	57.5	49.1	43.4	32.3	35.9

Commercial real estate	232.1	206.7	177.0	153.7	167.2
Residential mortgages	52.0	57.7	62.0	63.7	79.1
Retail	26.1	27.1	34.3	32.6	47.6

Total nonperforming loans	1,237.3	1,207.3	1,025.2	983.1	1,001.3

Other real estate	59.5	63.3	49.8	42.6	43.8
Other nonperforming assets	76.7	73.8	72.7	85.1	74.9

Total nonperforming assets*	$1,373.5	$1,344.4	$1,147.7	$1,110.8	$1,120.0

Accruing loans 90 days past due	$426.4	$387.9	$392.6	$426.8	$462.9

Nonperforming assets to loans plus ORE (%)	1.18	1.16	1.00	0.97	0.98

*	does not include accruing loans 90 days past due

     Nonperforming assets at December 31, 2002, totaled $1,373.5 million, compared with $1,344.4 million at September 30, 2002, and $1,120.0 million at December 31, 2001. The ratio of nonperforming assets to loans and other real estate was 1.18 percent at December 31, 2002, compared with 1.16 percent at September 30, 2002, and .98 percent at December 31, 2001. The level of nonperforming assets principally reflects the continued weakness in the communications, cable, transportation, and manufacturing sectors, and the Company’s exposure to highly leveraged enterprise value financings. The Company continues to remain cautious regarding the economy. Nonperforming assets have stabilized and are expected to remain at current levels until the economy rebounds.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

CAPITAL POSITION					Table 12

($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2002	2002	2002	2002	2001

Total shareholders’ equity	$18,101	$17,518	$16,650	$15,892	$16,461
Tier 1 capital	12,606	13,172	12,628	12,246	12,488
Total risk-based capital	19,753	20,420	19,937	19,722	19,148

Common equity to assets	10.1%	10.1%	9.6%	9.6%	9.6%
Tangible common equity to assets	5.6	6.1	5.7	5.8	5.7
Tier 1 capital ratio	7.8	8.1	7.9	7.7	7.7
Total risk-based capital ratio	12.2	12.6	12.5	12.4	11.7
Leverage ratio	7.5	7.9	7.8	7.6	7.7

     Total shareholder’s equity was $18.1 billion at December 31, 2002, compared with $16.5 billion at December 31, 2001. The increase was the result of corporate earnings, including the adverse impact of merger and restructuring-related items and cumulative effect of change in accounting principles, offset by dividends and share buybacks.

     Tangible common equity to assets was 5.6 percent at December 31, 2002, compared with 6.1 percent at September 30, 2002, and 5.7 percent at December 31, 2001. The tier 1 capital ratio was 7.8 percent at December 31, 2002, compared with 8.1 percent at September 30, 2002, and 7.7 percent at December 31, 2001. The total risk-based capital ratio was 12.2 percent at December 31, 2002, compared with 12.6 percent at September 30, 2002, and 11.7 percent at December 31, 2001. The improvement in the total risk-based capital ratio from December 31, 2001, to December 31, 2002, primarily reflects the issuance of $1.0 billion of fixed-rate subordinated notes during the first quarter of 2002. The leverage ratio was 7.5 percent at December 31, 2002, compared with 7.9 percent at September 30, 2002, and 7.7 percent at December 31, 2001. All capital ratios at December 31, 2002, were lower than the ratios at September 30, 2002, due to the increase in goodwill and other intangible assets that resulted from the acquisitions of the Bay View Bank branches and the corporate trust business of State Street Bank and Trust Company. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

COMMON SHARES					Table 13

(Millions)	4Q	3Q	2Q	1Q	4Q
	2002	2002	2002	2002	2001

Beginning shares outstanding	1,914.7	1,914.2	1,915.1	1,951.7	1,969.0
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	2.3	0.9	3.9	3.4	1.1
Shares repurchased	—	(0.4)	(4.8)	(40.0)	(18.4)

Ending shares outstanding	1,917.0	1,914.7	1,914.2	1,915.1	1,951.7

     On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase 100 million shares of outstanding common stock through 2003. There are approximately 91.5 million shares remaining to be repurchased under this authorization.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 14

($ in millions)
	Pre-Provision Contribution**			Percent Change
									4Q 2002
	4Q	3Q	4Q	4Q02 vs	4Q02 vs	Full Year	Full Year	Percent	Earnings
Business Line	2002	2002	2001	3Q02	4Q01	2002	2001	Change	Composition

Wholesale Banking	$583.3	$603.0	$587.7	(3.3)	(0.7)	$2,321.9	$2,352.0	(1.3)	33%
Consumer Banking	717.2	696.3	641.9	3.0	11.7	2,739.0	2,643.2	3.6	40
Private Client, Trust And Asset Management	177.1	176.0	177.6	0.6	(0.3)	721.0	717.9	0.4	10
Payment Services	451.8	423.7	360.8	6.6	25.2	1,580.7	1,308.5	20.8	26
Capital Markets	(36.1)	12.5	18.1	nm	nm	1.7	61.9	(97.3)	(2)
Treasury and Corporate Support	(123.4)	(182.0)	(281.6)	32.2	56.2	(551.9)	(980.4)	43.7	(7)

Consolidated Company	$1,769.9	$1,729.5	$1,504.5	2.3	17.6	$6,812.4	$6,103.1	11.6	100%

*	preliminary data

**	contribution before provision for credit losses, merger and restructuring-related items, cumulative effect of change in accounting principles and taxes

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. All results for 2002 and 2001 have been restated to present consistent methodologies for all business lines.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking’s pre-provision contribution was $583.3 million in the fourth quarter of 2002, a .7 percent decrease from the same period of 2001 and a 3.3 percent decrease from the third quarter of 2002. The decrease in Wholesale Banking’s fourth quarter 2002 pre-provision contribution from the fourth quarter of 2001 was the result of slightly lower net revenue (.3 percent) and higher noninterest expense (2.4 percent). Total net revenue in the fourth quarter of 2002 was lower than the fourth quarter of 2001,

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

with an unfavorable variance in net interest income (.5 percent), partially offset by an increase in noninterest income (.5 percent). The reduction in net interest income was primarily due to lower average loans outstanding (6.9 percent), partially offset by an increase in average deposits (30.4 percent) and higher spreads. Offsetting a portion of the decline in net interest income was an increase in noninterest income year-over-year, which was driven by cash management fees and other income, partially offset by lower commercial products revenue, which included a $16.0 million residual write-down on leased airline and railcar equipment in the current quarter. Noninterest expense increased by $2.4 million (2.4 percent) in the fourth quarter of 2002 over the fourth quarter of 2001, primarily due to expenses related to loan workouts. The decrease in Wholesale Banking’s pre-provision contribution in the fourth quarter of 2002 from the third quarter of 2002 was the result of an unfavorable variance in net revenue (2.9 percent), primarily the effect of a $16.0 million lease residual write-down, somewhat offset by lower noninterest expense (.6 percent).

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking’s pre-provision contribution was $717.2 million in the fourth quarter of 2002, an 11.7 percent increase over the same period of 2001 and a 3.0 percent increase over the third quarter of 2002. The increase in Consumer Banking’s fourth quarter 2002 pre-provision contribution over the fourth quarter of 2001 was the result of higher net revenue (11.8 percent), partially offset by an increase in noninterest expense (11.8 percent). Net interest income improved year-over-year by $58.9 million (7.3 percent), the result of a $4.6 billion increase in earning assets and higher spreads. The growth in noninterest income was primarily due to increases in mortgage banking revenue, gains on the sale of securities and deposit service charges. The Consumer Banking group also posted increases in investment products fees and commissions (14.0 percent) and other revenue, the latter of which was impacted by a change in accounting for life insurance that occurred in the fourth quarter of 2001. The increase in mortgage banking revenue can be attributed to the acquisition of Leader and higher mortgage originations and loan servicing. The $38.3 million of gains on the sale of securities were assigned to the business line in the fourth quarter of 2002 to offset a portion of the

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

MSR impairment of $54.1 million. Noninterest expense in the fourth quarter of 2002 was higher than the fourth quarter of 2001 (11.8 percent), primarily due to the increase in MSR impairment and the impact of acquisitions. The improvement in Consumer Banking’s pre-provision contribution in the fourth quarter of 2002 over the third quarter of 2002 was the result of lower net revenue (1.8 percent), which was more than offset by a decrease in noninterest expense (7.4 percent). The Consumer Banking business line benefited overall from strong mortgage banking results in the current quarter. Due to the increase in production, mortgage banking’s pre-provision contribution increased by $16.6 million and $22.6 million over the fourth quarter of 2001 and third quarter of 2002, respectively.

     Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Mutual Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management’s pre-provision contribution was $177.1 million in the fourth quarter of 2002, essentially equal to the same period of 2001 and a .6 percent increase over the third quarter of 2002. The business line’s pre-provision contribution in the fourth quarter of 2002 was slightly below the pre-provision contribution of the fourth quarter of 2001, the net result of an unfavorable variance in net revenue of $4.4 million (1.5 percent) and a favorable variance in noninterest expense of $3.9 million (3.4 percent). The $1.1 million (.6 percent) increase in the business line’s pre-provision contribution in the fourth quarter of 2002 over the third quarter of 2002 was the result of lower noninterest expense (8.9 percent), partially offset by lower net revenue (3.3 percent). The decline in trust and investment management fees and related personnel expenses from the prior quarter were driven by lower market valuations for assets under management given equity capital market conditions earlier in the quarter.

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services’ pre-provision contribution was $451.8 million in the fourth quarter of 2002, a 25.2 percent increase over the same period of 2001 and a 6.6 percent increase over the third quarter of 2002. The increase in Payment Services’ pre-provision contribution in the fourth quarter of 2002 over the fourth quarter of 2001 was the result of higher net revenue (17.7 percent), partially

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

offset by higher noninterest expense (3.5 percent). The growth in net revenue year-over-year was primarily due to the $46.5 million gain on the sale of a co-branded credit card portfolio, higher net interest income (9.1 percent) and growth in credit and debit card revenue, corporate payment products revenue, ATM processing services, and merchant processing services (10.8 percent). Noninterest expense grew by $6.8 million (3.5 percent) in the fourth quarter of 2002 over the fourth quarter of 2001, primarily due to the amortization of other intangible assets related to acquired merchant processing business. The increase in Payment Services’ pre-provision contribution in the fourth quarter of 2002 over the third quarter of 2002 was the result of higher net revenue (4.8 percent), the net result of credit card portfolio sales in the two quarters, offset by a slight increase in noninterest expense (.8 percent).

     Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of brokerage offices. Capital Markets’ pre-provision loss was $(36.1) million in the fourth quarter of 2002, compared with pre-provision contributions of $18.1 million and $12.5 million in the fourth quarter of 2001 and third quarter of 2002, respectively. The fourth quarter of 2002 pre-provision loss in Capital Markets’ was primarily the result of a $50.0 million litigation charge. In addition, net revenue in the fourth quarter of 2002 was lower (11.1 percent) than the same period of 2001, primarily due to lower investment products fees and commissions and investment banking revenues. The decrease in Capital Markets’ pre-provision contribution in the fourth quarter of 2002 from the third quarter of 2002 was the result of the previously noted $50.0 million litigation charge.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded a pre-provision loss of $(123.4) million in the fourth quarter of 2002, compared with pre-provision losses of $(281.6) million in the fourth quarter of 2001 and $(182.0) million in the third quarter of 2002. The reduction in the pre-provision loss year-over-year was the result of a $112.1 million increase in net revenue and $46.1 million decrease in noninterest

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

expense. The increase in net revenue over the fourth quarter of 2001 was primarily due to gains for the sale of securities and a reduction in the level of equity investment losses relative to the fourth quarter of 2001. The improvement in the noninterest expense year-over-year was principally due to the impact of adopting new accounting standards related to business combinations and the amortization of intangibles. The decrease in the business line’s pre-provision loss in the fourth quarter of 2002 from the third quarter of 2002 was the result of favorable variances in net revenue (16.5 percent) and noninterest expense (5.8 percent).

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, January 21, 2003, AT 2:30 p.m. (CST). To access the conference call, please dial 800-223-9488 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 203-748-8964. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m. (CST) on Tuesday, January 21, 2003 through 11:00 p.m. (CST) on Tuesday, January 28, 2003. To access the recorded message dial 800-283-8183. If calling from outside the United States, please dial 402-220-0867.

     Minneapolis-based U.S. Bancorp (“USB”), with $180 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,142 banking offices and 4,604 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Fourth Quarter 2002 Results
January 21, 2003

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (viii) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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